Exhibit 4.5(a) - Certificate for $2,150,000 Convertible Debenture bearing interest at the rate of 8% per annum due October 9, 1998.


No.1                                                      $50,000 USD

                          QUADRAX CORPORATION

                 $5,000,000 8% Convertible Debenture

     THE SECURITIES REPRESENTED HEREBY, INCLUDING SHARES OF COMMON
      STOCK ISSUABLE UPON CONVERSION HEREOF, HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES (AS DEFINED IN REGULATION S UNDER THE ACT) OR TO OR FOR THE ACCOUNT OR BENEFIT OF US PERSONS (AS DEFINED IN REGULATION S UNDER THE ACT) EXCEPT PURSUANT TO REGISTRATION UNDER THE ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT.

THIS DEBENTURE is one of a duly authorized issue of Debentures of QUADRAX CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (the "ISSUER") designated as its Eight (8%) Percent Convertible Debenture due October 9, 1998, in an aggregate face amount not exceeding Five Million (USD $5,000,000) Dollars, issuable in Fifty Thousand ($50,000) Dollars par value face amounts.

FOR VALUE RECEIVED, the ISSUER promises to pay to

                            CYGNI S.A.

the registered holder hereof and its successors and assigns (the
"HOLDER"), the principal sum of:

           Fifty Thousand United States Dollars,

on October 9, 1998 (the "Maturity Date"), and to pay interest, as outlined below, at the rate of 8% per annum, on the principal sum outstanding from time to time for the term of the Debenture or until the Debenture is completely converted. Accrual of Interest shall commence on the first business day to occur after the date hereof and shall continue until payment in full of the principal sum has been made or duly provided for. The interest so payable will be paid to the person in whose name this Debenture (or one or more predecessor Debentures) is registered on the records of the Issuer regarding registration and transfers of the Debenture (the "Debenture Register"), provided, however, that the ISSUER'S obligation to a transferee of this Debenture arises only if such transfer, sale or other disposition is made in accordance with the terms and conditions of the Offshore Subscription Agreement dated as of October 10, 1996 between the ISSUER and HOLDER (the "Subscription Agreement"). The principal of, and interest on, this Debenture are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Debenture register of the ISSUER as designated in writing by the Holder hereof from time to time. The ISSUER will pay the principal of and all accrued and unpaid interest due upon this Debenture on the Maturity Date, less any amounts required by law to be deducted or withheld, to the Holder at the last address on the Debenture Register. The forwarding of such check shall constitute a payment of principal and interest hereunder and shall satisfy and discharge the liability for principal and interest on the Debenture to the extent of the sum represented by such check plus any amounts so deducted.

The Debenture is subject to the following additional provisions:

        1. The Debenture is exchangeable for like Debentures in equal aggregate principal amount of authorized denominations, as requested by the HOLDERS surrendering the same. No service charge will be made for such registration or transfer or exchange.

        2. The ISSUER shall be entitled to withhold from all payments of principal of, and interest on, this Debenture any amounts required to be withheld under the applicable provisions of the United States Income Tax or other applicable laws at the time of such payments.

        3. This Debenture has been issued subject to investment representations of the original HOLDER hereof and may be transferred or exchanged in the US only in compliance with Securities Act of 1933, as amended (the "Act") and applicable state securities laws. Prior to the due presentment for such transfer of this Debenture, the ISSUER and any agent of the ISSUER may treat the person in whose name this Debenture is duly registered on the ISSUER'S Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and all other purposes, whether or not this debenture is overdue, and neither the ISSUER nor any such agent shall be affected by notice to the contrary. The transferee shall be bound, as the original HOLDER by the same representations and terms described herein and under the Subscription Agreement.

        4. The Subscriber is entitled, at its option, commencing at any time on or after forty-one (41) days after the Closing Date to convert One Hundred (100%) percent of the original principal amount of Debentures into shares of Common Stock of the Company (the
"Shares") at a conversion price which shall be the lesser of:

            (i) The Purchase Date Price; and

            (ii) In the event the Subscriber wishes to convert after forty-one (41) days up until one hundred and four (104) days after the Closing Date, the conversion price shall be Seventy (70%) percent of the Market Price (as defined below). In the event the Subscriber wishes to convert one hundred and five (105) days or more after the Closing Date, the conversion price shall be sixty-five (65%) percent of the Market Price (as defined below). All conversions made prior to one hundred twenty (120) days from the Closing Date are subject to a minimum conversion price of $.30. All conversions made after one hundred twenty (120) days from the Closing Date are subject to a minimum conversion price of $.20.

        For purposes of this Section 4, "Purchase Date Price" shall be the closing bid price of the Common Stock as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") for the trading day prior to the Closing Date. For purposes of this Section 4, "Market Price" shall be the average of the closing bid prices of the Common Stock as reported by NASDAQ for the five (5) trading days prior to the date of conversion of the 8% Convertible Debenture, as adjusted to reflect any stock dividend on, or stock split, or stock combination of, the Common Stock since the Closing Date.

        No fractional shares or script representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share, with the fraction paid in cash at the discretion of the ISSUER. For purposes of this Debenture, the "Conversion Date" on which notice of conversion is given by the HOLDER shall be deemed to be the day Notice is sent by facsimile, provided thereafter Debenture is sent by overnight courier within three (3) business days, subject to the Conversion Dates aforesaid and, with the conversion notice duly executed, to the Transfer Agent via recognized overnight courier.

        5. No provision of this Debenture shall alter or impair the obligation of the ISSUER, which is absolute and unconditional, to pay the principal of, and interest on this Debenture at the place, time, and rate, and in the coin or currency herein prescribed.

        6. The ISSUER hereby expressly waives demand and presentment for payment, notice on nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

       7. The ISSUER agrees to pay all costs and expenses, including reasonable attorneys' fees, which may be incurred by the Holder in collecting any amount due or exercising the conversion rights under this Debenture.

       If one or more of the following described "Events of Default" shall occur,

          a. The ISSUER shall default in the payment of principal or Interest on this Debenture and continuance for thirty (30) days; or

          b. Any of the representations or warranties made by the ISSUER herein, or in the Subscription Agreement shall have been incorrect in any material respect; or

          c. The ISSUER shall fail to perform or observe any other covenant, term, provision, condition, agreement or obligation of the ISSUER under this Debenture and such failure shall continued uncured for a period of seven (7) days after notice from the Holder of such failure; or

          d. A trustee, liquidator or receiver shall be appointed for the ISSUER or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment; or

         e. Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the ISSUER and shall not be dismissed within thirty (30) calendar days thereafter; or

         f. Bankruptcy reorganization, Insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief or debtors shall be instituted by or against the ISSUER, and if instituted against the ISSUER, ISSUER shall by any action or answer approve of, consent to or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

         g. The ISSUER'S Common Stock is delisted from trading on NASDAQ Small Cap Market unless it is thereupon admitted to trading on the NASDAQ National Market or a national stock exchange.

Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the HOLDER (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the HOLDER and in the HOLDER'S sole discretion, the HOLDER may consider this Debenture immediately due and payable, without presentment, demand protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and HOLDER may immediately, and without expiration of any period of grace, enforce any and all of the HOLDER'S rights and remedies provided herein or any other rights or remedies afforded by law.

        9. If changes or modification to the rules governing the transaction restriction period and/or the exemptions for resales of the securities under Regulation S are enacted during undertakes, upon the written demand of the HOLDER for conversion of the Debentures, to file a Registration Statement to register the Common Shares to be issued upon conversion with the United States Securities Exchange Commission in accordance with Registration Section 2(J) of the Subscription Agreement, including all such penalties for failure to file same.

        10. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby.

        11. This Debenture and the agreements referred to in this Debenture constitute the full and entire understanding and agreement between the ISSUER and HOLDER with respect hereof. Neither this Debenture nor any terms hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the ISSUER and the HOLDER.

        12. This Debenture shall be governed by and construed in accordance with the laws of the State of New York.

        IN WITNESS WHEREOF, the ISSUER has caused this instrument to be duly executed by an officer thereunto duly authorized.

                                           QUADRAX CORPORATION

                                           By /s/ James Palermo
                                           Name: James Palermo
                                           Title: CEO
                                           Date: October 10, 1996